     EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Announces Voting Results from Annual General Meeting

Denver, Colorado, April 27, 2017 - Vista Gold Corp. (the “Company,” “we” or “our”) (NYSE MKT and TSX: VGZ) today announced the voting results from its annual general and special meeting of shareholders held on Thursday, April 27, 2017 in Vancouver, British Columbia.

A total of 60,333,717 common shares in the capital of the Company (“Common Shares”) were represented at the meeting, being 61.58% of the Common Shares.  Detailed results for the ballot votes are as follows:

Proposal	Votes For %	Votes Withheld %
Election of John M. Clark as Director	99.14	0.86
Election of Federick H. Earnest as Director	99.04	0.96
Election of W. Durand Eppler as Director	98.07	1.93
Election of C. Thomas Ogryzlo as Director	97.08	2.92
Election of Michael B. Richings as Director	97.46	2.54
Election of Tracy A. Stevenson as Director	98.06	1.94

In addition, at the Meeting, shareholders appointed EKS&H LLLP as auditors of the Company and passed ordinary resolutions to approve: on an advisory basis, the compensation of the Corporation’s Named Executive Officers and one year as the frequency of future advisory votes.

About Vista Gold Corp.

The Company is a well-funded gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia. Mt. Todd is one of the largest undeveloped gold projects in Australia. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.